Exhibit 99.1

PRESS RELEASE

Autoliv and Volvo Cars to team up with NVIDIA to develop advanced systems for self-driving cars

(Stockholm, Sweden, June 27, 2017) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, Volvo Cars, the premium car maker, and NVIDIA, the AI and visual computing technology company, are teaming up to develop advanced systems and software for self-driving cars.

Autoliv and Volvo Car Corporation, with Zenuity, a newly-formed automotive software development joint venture equally owned by Autoliv and Volvo Car Corporation, will work together with NVIDIA to develop next generation self-driving car technologies, with a target to bring level 4 autonomous driving to the market by 2021.

As part of the agreement Autoliv, Volvo, and Zenuity will use NVIDIA’s AI car computing platform as the foundation for their own advanced software development, bringing together two of the most respected companies in automotive safety with one of the world’s leading artificial intelligence companies.

Jan Carlson, Chairman, President and CEO of Autoliv, said: “We now have full access to the leading computing platform for autonomous driving. Autoliv, Volvo Cars and NVIDIA share the same vision for safe, autonomous driving. This cooperation will further advance our leading ADAS and autonomous driving product and solution offerings to the market.”

“This cooperation with NVIDIA places Volvo, Autoliv and Zenuity at the forefront of the fast moving market to develop next generation autonomous driving capabilities and will speed up the development of Volvo’s own commercially available autonomous drive cars,” said Håkan Samuelsson, President and Chief Executive of Volvo Cars.

Jensen Huang, Chief Executive of NVIDIA, said: “Artificial intelligence is the essential tool for solving the incredibly demanding challenge of autonomous driving. We are building on our earlier collaboration with Volvo to create production ready vehicles that will make driving safer, lead to greener cities and reduce congestion on our roads.”

Autoliv, Volvo Car Corporation, Zenuity, and NVIDIA will work together to develop systems that can utilize deep learning — a form of artificial intelligence — to recognize objects in their environment, anticipate potential threats and navigate safely.

These systems can compare real-time situational awareness with a known high-definition map, enabling them to plan a safe route and drive precisely along it, adjusting to ever-changing circumstances. They also perform other critical functions such as stitching camera inputs to create a complete surround-view of the car.

The cooperation with NVIDIA will complement Zenuity’s existing mission to provide Autoliv autonomous vehicle related software to third party OEMs using Autoliv’s established and broad sales, marketing and distribution network and to provide Volvo Car Corporation with self-driving software for its own vehicles.

Inquiries:

Thomas Jönsson, Group Vice President Communications. Tel +46 (0)8 58 72 06 27

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20627 E-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through its subsidiaries develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with 70,000 employees in 27 countries. In addition, the Company has 22 technical centers in ten countries around the world, with 19 test tracks, more than any other automotive safety supplier. Sales in 2016 amounted to about US $10.1 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20627 E-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com